September 18, 2006

For Immediate Release

Collegiate Pacific in Exclusive Alliance with Varsity Group Inc.

•	Collegiate Pacific Named Exclusive Supplier of Sporting Goods to Varsity

•	Agreement Introduces Collegiate Pacific Product to Varsity Customers

•	Creates New Distribution Avenue for Collegiate Pacific

Dallas, TX. Collegiate Pacific Inc. (ASE – BOO) today announced it had entered into a multi year agreement with Varsity Group Inc. (ASE – VSTY), a leading supplier of outsourced solutions for the educational marketplace, to become their exclusive sporting goods supplier. Under terms of the Agreement, Collegiate Pacific will exclusively assist Varsity in the creation of sporting goods related marketing materials and distribution of product to a growing Varsity Group customer base of more than 700 private, parochial and charter schools across the nation.

Adam Blumenfeld, President of Collegiate Pacific stated: “This relationship affords Collegiate Pacific another important avenue into the purchasing departments of institutional accounts throughout the USA. The Varsity Group – with its Varsity Books division – acts as a leading provider of outsourced solutions for schools including the sale of textbooks and educational materials to mostly private and parochial schools, and colleges. While Collegiate relies primarily on relationships with Athletic Directors and Coaches to penetrate the market, Varsity often engages the school principal and purchasing agents. Varsity’s ability to bundle its conventional educational offerings with Collegiate Pacific sporting goods products – in an online and offline capacity – leverages Varsity’s existing relationships with school administrators to create, we believe, a win-win for both companies.”

Mr. Blumenfeld Continued: “As well, we are excited to work with a fast-growing, aggressively managed company like Varsity. They have publicly expressed their intentions to significantly grow their outreach and revenues over the next 5 years and we are pleased to be their exclusive sporting goods supplier as they set out to meet this objective.”

Mark Thimmig, President and Chief Executive Officer of Varsity Group, Inc. stated
“Earlier this year we set forth a strategic plan to dramatically simplify the lives of our customers by offering them a one-stop shop solution for all their purchasing needs, and the ability to offer sporting goods is a big step in that direction. By combining the well recognized brand of Varsity with the extensive product offering and distribution capability of Collegiate Pacific, there is not one sporting good need we cannot satisfy, whether the need is business to business or business to consumer. In a world where sports play a vital role in campus life we are very pleased to be able to help our schools and families meet their year round ordering needs.” Thimmig concluded by stating “Forming this relationship with Collegiate Pacific insures a superior value proposition for all of our schools and families as Adam and his team have built an extensive organization whose reputation is based upon world class customer service and an expansive, affordably priced product line. ”

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The company offers more than 4,500 products to 300,000 prospective and existing customers. The company distributes approximately 1.5 million catalogs annually and employs approximately 175 professional road salesmen.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors and suppliers, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Collegiate Pacific Inc., Dallas
Adam Blumenfeld, 972-243-8100
or
Michael Blumenfeld, 972-243-8100

Source: Collegiate Pacific Inc.

About Varsity Group Inc

Varsity Group Inc. is a premier outsource solution provider to education institutions nationwide. Under the brands Varsity Books, Varsity Outfitters, Varsity Solutions, and Varsity Finance, Varsity provides A-Z solutions that enable schools to focus on their core educational mission. Varsity Group’s solutions include comprehensive online textbook, school supply and office supply procurement, full-service school uniform outsourcing, scholastic marketing and branding, student aid financing, educational fundraising and online course development and delivery services. Varsity Group’s clients comprise a nationwide network including hundreds of educational institutions and hundreds of thousands of students and their families who benefit from these offerings.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group’s business that are not historical facts are “Forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

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Contacts:
Jim Craig; Chief Financial Officer
jim.craig@varsitygroup.com
202-667-3400

Mark F. Thimmig; CEO, President
mark.thimmig@varsitygroup.com
202-349-1204